1105 Peters Road
                                                      Harvey, Louisiana 70058
                                                               (504) 362-4321
                                                           Fax (504) 362-1818
                                                                  NASDAQ:SESI



FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION CONTACT:
                          Terence Hall, CEO; Robert Taylor, CFO;
                          Greg Rosenstein, Director of Investor Relations,
                          504-362-4321

                   SUPERIOR ENERGY ACQUIRES SIX LIFTBOATS

(Harvey, LA, Wednesday, May 10, 2000) Superior Energy Services, Inc. (NASDAQ:
SESI) today announced the acquisition of six liftboats from Trico Marine Services, Inc. for $14 million.

The additional liftboats, which range in leg length from 130 feet to 170 feet, will increase Superior's fleet from 42 to 48, including 30 liftboats in the Company's rental fleet and 18 in its wireline fleet - more than any other liftboat operator worldwide.

  "We are extremely pleased to add these liftboats to our rental fleet, particularly at a time when dayrates and utilization are trending up from first quarter levels," said Terry Hall, Superior's President and CEO. "Liftboats are an integral part of our strategy to offer a full suite of complementary production-related services and are the gateway to our well and wireline service offerings. Because they can be used as work platforms, equipment staging areas and crew quarters, the Company's liftboats can be bundled with our other services or can be leased to third parties to support a variety of offshore projects."

The Company will take delivery of four of the six liftboats today and will take delivery of the other two liftboats by early June.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.